Exhibit 99.1

Liberty Global Announces Plans to Build Multimedia

Home Gateway with World Class Partners

Englewood, Colorado — May 12, 2010: Liberty Global, Inc. (“Liberty Global”, “LGI”, or the “Company”) (NASDAQ: LBTYA, LBTYB and LBTYK) announces plans to work with Samsung, Intel Corporation, NDS and Nagravision to build a revolutionary new device for our digital TV customers. This multimedia home gateway will be an all-IP platform capable of distributing video, voice and data content throughout the home and to multiple video displays. The user interface, which will seamlessly integrate video content, widgets, apps, and an advanced search and recommendation engine, will forever change how our customers experience digital TV and IP-based content.

Liberty Global has selected a set of world class technology partners for this project. Samsung will build the multimedia home gateway, which will be powered by the Intel® Atom™ CE Media Processor. The middleware and the user experience will be provided by NDS, based on Flash™ Technology. Nagravision will provide the conditional access solution through NAGRA Media Access. This solution will support MoCA and WiFi, and participate in the Digital Living Network Alliance (DLNA) ecosystem.

Liberty Global’s President and CEO Mike Fries said, “This revolutionary platform will provide LGI’s customers in Europe with a groundbreaking new product that has long been anticipated but never delivered: a seamless, intuitive way for people to access their live, time-shifted, on-demand, and web-based content on the television. Consumers everywhere are increasingly demanding smart, elegant and simple tools to navigate, share and enjoy their video content.  Together with our partners, we are making this experience a reality for our customers.”

Woonsub Kim, Executive Vice President and head of the Telecommunication Systems Business of Samsung Electronics said, “As a leading provider of home entertainment devices, we are very honored to join a historical milestone for the development of the next-generation multimedia platform as one of LGI’s partners. Through strong collaboration between LGI and Samsung, this multimedia platform can meet the growing consumer demands for interoperable and more abundant home convergence services.  We are developing innovative products with optimized solutions by leveraging the wide area of expertise within Samsung, including our retail and marketing expertise.”

“Intel is honored to be selected as a technology provider for this innovative home gateway,” said Eric Kim, senior vice president, Intel Digital Home Group. “We share LGI’s vision to integrate broadcast, Internet and personal media into TV.  Our Intel® Atom™ CE Media Processors provide the performance needed to bring Internet and multimedia applications to the TV. Together we will provide a smart, interactive and entertaining TV experience for consumers.”

“This innovative platform will revolutionize entertainment in the home, introducing the next generation of multimedia services enabled by NDS’ world leading MediaHighway® middleware technology, and a state of the art user experience based on the award-winning NDS Snowflake™,” Said Abe Peled, Chairman and CEO, NDS. “The convergence of multiple platforms through one device will provide a truly unified experience for Liberty Global customers.”

The multimedia home gateway is scheduled for deployment in Europe from the first half of 2011 and will join our current line-up of advanced digital set-top boxes.

About Liberty Global

Liberty Global is the largest international cable operator offering advanced video, voice and broadband internet services to connect its customers to the world of entertainment, communications, and information. As of March 31, 2010, Liberty Global operated state-of-the-art networks serving 18 million customers across 14 countries principally located in Europe, Chile, and Australia. Liberty Global’s operations also include significant programming businesses such as Chellomedia in Europe.

About Samsung Electronics Co., Ltd

Samsung Electronics Co., Ltd. is a global leader in semiconductor, telecommunication, digital media and digital convergence technologies with 2009 consolidated sales of US$116.8 billion. Employing approximately 188,000 people in 185 offices across 65 countries, the company consists of eight independently operated business units: Visual Display, Mobile Communications, Telecommunication Systems, Digital Appliances, IT Solutions, Digital Imaging, Semiconductor and LCD.  Recognized as one of the fastest growing global brands, Samsung Electronics is a leading producer of digital TVs, memory chips, mobile phones and TFT-LCDs. For more information, please visit www.samsung.com.

About Intel

Intel (NASDAQ: INTC), the world leader in silicon innovation, develops technologies, products and initiatives to continually advance how people work and live. Additional information about Intel is available at www.intel.com/pressroom and blogs.intel.com.

About NDS

NDS Group Ltd. creates the technologies and applications that enable pay-TV operators to securely deliver digital content to TV STBs (set-top boxes), DVRs (digital video recorders), PCs, mobiles and other multimedia devices. NDS solutions protect and enhance over 143 million deployed devices, with NDS MediaHighway® middleware, VideoGuard® conditional access (CA) and NDS electronic programme guides (EPGs). NDS Group Ltd. is a private company owned by the Permira Funds and News Corporation. See www.nds.com for more information.

About Nagravision

Nagravision, a Kudelski Group company (SIX: KUD.S), is the leading supplier of open conditional access systems, DRM and integrated on-demand solutions for content providers and digital TV operators over broadcast, broadband and mobile platforms. Its technologies are currently being used by more than 120 leading Pay-TV operators worldwide securing content delivered to over 124 million active smart cards and devices. Please visit www.nagravision.com for more information.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include our expectations regarding  the functionality of the multimedia home gateway and the timing of  deployment, as well as other factors detailed from time to time in the Company’s filings with the Securities and Exchange Commission, including our most recently filed Forms 10-K and 10-Q. These forward-looking statements speak only as of the date of this release. The Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

For more information, please visit www.lgi.com or contact:

Investor Relations:		Corporate Communications:
Christopher Noyes	+1 303.220.6693	Hanne Wolf	+1 303.220.6678
Molly Bruce	+1 303.220.4202	Bert Holtkamp	+31 20.778.9800
K.C. Dolan	+1 303.220.6686